EXHIBIT 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4, as amended, of Veritex Holdings, Inc. of our report dated March 28, 2016, relating to the consolidated financial statements of Sovereign Bancshares, Inc., appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Dallas, Texas
February 17, 2017